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                                                                   Exhibit 12.1

 Hanover Compressor Company Computation of Ratio of Earnings to Fixed Charges

            (Amounts in thousands of dollars, except ratio amounts)

                                                                     Years Ended December 31,
                                                          ----------------------------------------------
                                                           2002(1)    2001      2000      1999     1998
                                                          --------  --------  --------  -------  -------
Earnings:
Income (loss) from continuing operations before income
  taxes.................................................. $(92,419) $112,000  $ 74,948  $60,463  $49,636
Add:
Interest on indebtedness and amortization of capitalized
  interest, debt expense and discount (2)................   43,698    24,164    15,110    9,115   11,716
Leasing expense and the estimated interest factor
  attributable to rents..................................   96,863    71,347    46,132   22,486    6,310
Equity in income of non-consolidated affiliates in excess
  of distributions of income.............................   (2,223)   (9,350)   (3,518)  (1,188)  (1,369)
                                                          --------  --------  --------  -------  -------
   Earnings as adjusted.................................. $ 45,919  $198,161  $132,672  $90,876  $66,293
                                                          ========  ========  ========  =======  =======
Fixed charges:
Interest on indebtedness, amortization of debt expense
  and discount and capitalized interest (2).............. $ 45,822  $ 26,654  $ 16,871  $10,597  $11,716
Leasing expense and the estimated interest factor
  attributable to rents..................................   96,863    71,347    46,132   22,486    6,310
                                                          --------  --------  --------  -------  -------
   Total fixed charges................................... $142,685  $ 98,001  $ 63,003  $33,083  $18,026
                                                          ========  ========  ========  =======  =======
Ratio of earnings to fixed charges.......................       --      2.02      2.11     2.75     3.68
                                                          ========  ========  ========  =======  =======

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(1) Due to Hanover's loss for the year ended December 31, 2002, the ratio coverage was less than 1:1. Hanover must generate additional pre-tax earnings of $96.8 million to achieve a coverage of 1:1. During 2002, the Company recorded $182.7 million in pre-tax charges. See Note 27 of the Notes to Consolidated Financial Statements in Item 15 of this Form 10-K.
(2) Includes distributions on mandatorily redeemable convertible preferred securities.

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